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EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

        We consent to the inclusion in this Registration Statement of Wattles Acquisition Corp. (a development stage company) on Form S-1 of our report dated December 20, 2007, which includes an explanatory paragraph as to a substantial doubt about the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Wattles Acquisition Corp. (a development stage company) as of December 5, 2007 and for the period from November 5, 2007 (inception) through December 5, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
December 20, 2007

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  EXHIBIT 23.1